Exhibit 99.1

                                   FOR:      ORNDA HEALTHCORP

                                   CONTACT:  Keith B. Pitts
                                             Executive Vice President
                                             and Chief Financial Officer
                                             615/383-8599

          FOR IMMEDIATE RELEASE
                                             Naomi Rosenfeld/Robert P. Jones
                                             Robert Weiner
                                             Media Contact-Vic Beaudet
                                             Morgen-Walke Associates
                                             212/850-5600

              ORNDA HEALTHCORP, SUMMIT HEALTH LTD. AND AMERICAN HEALTHCARE
                     MANAGEMENT, INC. STOCKHOLDERS APPROVE MERGERS

                      MERGERS EXPECTED TO BE COMPLETED LATER TODAY

                    Nashville, Tennessee, Burbank, California and King of Prussia, Pennsylvania, April 19, 1994 - OrNda HealthCorp (NASDAQ:ORND), Summit Health Ltd. (NASDAQ:SUMI) and American Healthcare Management, Inc. (NYSE:AHI) jointly announced that, earlier today at meetings of their stockholders, the stockholders of each company had voted to approve their respective mergers. Under the terms of the mergers, which are expected to be completed later today, stockholders of American Healthcare will receive 0.6 of a share of OrNda HealthCorp common stock for each share of American Healthcare common stock held, and stockholders of Summit Health will receive $5.50 in cash and 0.2157 of a share of OrNda HealthCorp common stock for cash share of Summit Health common stock held. As a result of the mergers, American Healthcare will merge with and into OrNda with OrNda Healthcorp as the surviving corporation, and Summit Health will become a wholly-owned subsidiary of OrNda Healthcorp.

                    Charles N. Martin, Jr., Chairman an Chief Executive Officer of OrNda, commented, "The combination of the three companies will give us a consolidated revenue base of $1.5 billion which will enable us to successfully compete in the developing managed care market. We are very excited about the cost-saving and significant growth opportunities that the combination of the three companies will create."

                    When completed, the mergers will create a company which will have operations in 17 states and will operate 46 acute-care hospitals with more than 7,700 licensed beds, two psychiatric centers with 138 licensed beds, four surgery centers and a Medicaid HMO with more than 22,000 covered lives. When completed, the mergers will create the fifth largest investor-owned hospital management company in the United States with annual pro forma revenues of $1.5 billion.

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